[Letterhead of Peterson Sullivan LLP]

May 13, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated on or around May 17, 2010 of HepaLife Technologies, Inc. and are in agreement with the statements contained therein concerning our firm.

/s/ PETERSON SULLIVAN LLP